Exhibit 4.1

DESCRIPTION OF REGISTRANT’S SECURITIES

REGISTERED PURSUANT TO SECTION 12 OF THE

SECURITIES ECHANGE ACT OF 1934

The following description of our common stock is a summary and does not purport to be complete. It is subject to and qualified in its entirety by reference to our Certificate of Change to Articles of Incorporation (the “Articles of Incorporation”) which is incorporated by reference as an exhibit to the Annual Report on Form 10-K .

Description of Common Stock

Shares Outstanding: The Company is authorized to issue up to 520,000,000 shares of common stock, par value $0.001 per share (the “Common Stock”).

Dividends: The holders of Common Stock are entitled to receive dividends, if any, as may be declared from time to time by the Board of Directors (the “Board”) in its discretion out of funds legally available for the payment of dividends.

Voting Rights: Each share of Common Stock is entitled to one vote on all matters submitted to a vote of stockholders. Holders of shares of Common Stock do not have cumulative voting rights. This means a holder of a single share of Common Stock cannot cast more than one vote for each position to be filled on the Board. It also means the holders of a majority of shares of Common Stock entitled to vote in the election of directors can elect all directors standing for election and the holders of the remaining shares will not be able to elect any directors.

Other Rights: Holders of Common Stock have no pre-emptive rights, no conversion rights and there are no redemption provisions applicable to our Common Stock.

Nevada Anti-Takeover Law

Nevada revised statutes sections 78.378 to 78.3793 provide state regulation over the acquisition of a controlling interest in certain Nevada corporations unless the articles of incorporation or bylaws of the corporation provide that the provisions of these sections do not apply. Our articles of incorporation and bylaws do not state that these provisions do not apply. The statute creates a number of restrictions on the ability of a person or entity to acquire control of a Nevada company by setting down certain rules of conduct and voting restrictions in any acquisition attempt, among other things. The statute is limited to corporations that are organized in the state of Nevada and that have 200 or more stockholders, at least 100 of whom are stockholders of record and residents of the state of Nevada; and does business in the state of Nevada directly or through an affiliated corporation. Because of these conditions, the statute does not apply to our company.

Transfer Agent and Registrar

Our transfer agent and registrar is Equity Stock Transfer.

OTC Market Listing

The Common Stock is listed on OTC Markets under the ticker symbol “PUBC.”